Exhibit 99.1

Fourth Quarter 2019 Earnings Call Transcript
January 29, 2020

C O R P O R A T E P A R T I C I P A N T S

Shannon Devine, Investor Relations, Solebury Trout, LLC

Alan J. Lane, Chief Executive Officer

Antonio Martino, Chief Financial Officer

Ben Reynolds, Executive Vice President and Director of Corporate Development

C O N F E R E N C E C A L L P A R T I C I P A N T S

Michael Perito, Keefe, Bruyette & Woods, Inc.

Eugene Koysman, Barclays

P R E S E N T A T I O N

Operator

Good morning and welcome to the Silvergate Capital Corporation Fourth Quarter and Full-Year 2019 Earnings Conference Call.

During today’s presentation all parties will be in a listen-only mode. Following the presentation, the conference line will be opened for questions with instructions to follow at that time. As a reminder, this conference is being recorded.

I would now like to turn the call over to Shannon Devine, Investor Relations for Silvergate. Please go ahead.

Shannon Devine, Investor Relations, Solebury Trout, LLC

Thank you, Operator, and good morning, everyone.

We appreciate your participation in our Fourth Quarter and Full-Year 2019 Earnings Call. With me here today to talk about our fourth quarter and full-year results are Alan Lane, our Chief Executive Officer, and Tony Martino, our Chief Financial Officer. They will be joined by Ben Reynolds, EVP and Director of Corporate Development, for our Q&A.

As a reminder, a telephonic replay of this call will be available through 11:59 PM Eastern time on February 12, 2020. Access to the replay is also available on the Investor Relations section of our website. Additionally, a slide deck to complement today’s discussion is also available on the IR section of our website.

Before we begin, let me remind everyone that this call may contain certain statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include remarks about Management’s future expectations, beliefs, estimates, plans, and prospects. Such statements are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those indicated or implied by such statements. Such risks and other factors are set forth in our periodic and current reports filed with the Securities and Exchange Commission. We do not undertake any duty to update such forward-looking statements.

Additionally, during today’s call, we will discuss certain non-GAAP measures which we believe are useful in evaluating our performance. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with U.S GAAP. A reconciliation of these non-GAAP measures to the most comparable GAAP measures can be found in our earnings release.

At this point I’ll turn the call over Alan.

Alan J. Lane, Chief Executive Officer

Thank you, Shannon, and good morning, everyone.

Before I get started, I’d like to take a moment to thank the many people who helped us through our Initial Public Offering which culminated in our first day of trading on the New York Stock Exchange on November 7, 2019. The hard work of our employees and advisors, and the loyal support of our customers and partners, contributed to the success of our offering.

As many of you are aware, Silvergate’s Global Payments platform, known around the world as the Silvergate Exchange Network, or SEN, provides a significant opportunity for growth and is a real differentiator for Silvergate. The completion of our public offering has delivered not only growth capital but also an additional public forum to market and further publicize our offerings and initiatives in the digital currency market.

Turning to today’s call, I would like to provide a brief overview of Silvergate and our growth strategy for those investors who were unable to hear our story during our IPO road show. I will then briefly review the highlights of our fourth quarter performance before handing the call over to Tony for a more detailed discussion of our results. From there we will open the call for questions.

To begin, Silvergate Capital Corporation is the leading provider of innovative financial infrastructure solutions and services to the growing digital currency industry. Silvergate was founded in 1988 as an industrial loan company and, when I joined in December of 2008, Silvergate was a small, clean California chartered FDIC insured financial institution. It had just under $300 million in total assets consisting of commercial real estate and single-family residential real estate loans, funded primarily by CDs and money market deposit accounts.

In 2013, we began exploring the digital currency industry as a way to gather deposits to support our lending strategies. We opened our first U.S. dollar deposit account for a company in this new and unfamiliar industry in January of 2014, creating a significant first-mover advantage which continues to benefit Silvergate today.

What began six years ago as a fairly straightforward deposit account offering has evolved into a Global Payments platform known worldwide as the SEN. We believe that Silvergate is the first bank in the world to bring the legacy financial system, which historically only operates during normal business hours five days a week, into the 24/7/365 digital currency market which never sleeps.

As the first-mover in this still nascent industry, the SEN provides us with four key competitive advantages. First, it creates a network effect so that every time Silvergate on boards a new customer, we provide incremental value to customers already participating in the network. This drives long-standing relationships and creates a further competitive advantage. Second, our network provides for a low-cost, customer acquisition strategy. Prior to 2019, our website didn’t mention digital currency-related business, but we grew rapidly by solving problems for our customers which led to word-of-mouth referrals. The third benefit is access to an underserved customer base that is looking for products related to digital asset settlements and asset-

backed credit facilities. Finally, Silvergate has the ability to grow fee income which I will discuss in more detail in a moment.

Our focus is on the institutional market as we connect 80 exchanges and OTC trading desks to almost 500 institutional investors, allowing them to transact in near real-time, around the clock, around the world. Many of our customers are using trading strategies very similar to what they might be using in the equities or commodities markets. Importantly, if you are a hedge fund and you are on the SEN, you have a competitive advantage over other hedge funds that aren’t on SEN because you can move money at times that they can’t and, ultimately, your capital is more efficient.

These are no-cost book transfers between Silvergate customers and, because you have to be a Silvergate customer to use the SEN, the deposits don’t leave Silvergate when they are transferred from customer to customer. Conversely, exchanges and investors that are not Silvergate customers are at a distinct disadvantage. This drives significant new customer potential which can be seen in our customer growth. We ended the year with 804 customers, a 48% increase over year-end 2018. Our new customer pipeline also remains robust with more than 200 institutions in our review and approval process, which we believe bodes well for future growth.

Turning to Slide 4, as our customers have grown, so too has their utilization of the SEN. For the full-year 2019, the SEN handled $32.7 billion of U.S. dollar transfers, representing 296% growth year-over-year. We also experienced significant growth in the number of SEN transactions, rising by 485% in 2019 as compared to 2018.

While net interest income represents a significant portion of our total revenue, we are evolving our business to a fee-based model as customers rapidly adopt our Global Payments platform. Fee income is comprised primarily of three different categories, including FX transactions; cash management solutions such as wires and ACH; and, lastly, SEN fees. For the full-year 2019, digital currency customer-related fee income was $4.9 million, representing an increase of 148% as compared to 2018.

Our fourth quarter digital currency-related fee income was $1.4 million, representing an increase of 102% as compared to the 2018 fourth quarter. I would note that the price of Bitcoin was volatile in the fourth quarter, which modestly impacted our digital currency customer-related fee income and U.S. dollar volumes as compared to the 2019 third quarter. That said, the underlying growth on the SEN remained robust as fourth quarter 2019 transactions grew 17% sequentially from the 2019 third quarter.

Looking forward, we believe that we are in the very early stages of monetizing the SEN and see multiple opportunities to introduce new products and expand our fee income. We continue to strike a balance between maximizing the network effect with the desire to increase fee income in the short term. Over the long term, we will continue to build out fee income components with our new and existing customers through new product development.

One example is SEN Leverage, which is a new product offering that we announced earlier in January. SEN Leverage will allow bank customers to obtain U.S. dollar loans, collateralized by Bitcoin held at select digital currency exchanges that are also customers of Silvergate. The product uses the SEN to fund loans and process repayments in real-time, 24 hours a day, 7 days per week. With this product, we plan to provide credit to existing Silvergate customers, leveraging the network effect of the SEN. We will apply the same rigorous underwriting standards that have served us well over the years to this new lending initiative.

I would highlight that we are currently in a pilot with expectations of more fully rolling out the product in the second half of 2020. Importantly, this further demonstrates Silvergate’s innovation and focus on our customers’ needs. Over time we see SEN Leverage as a strong growth driver for Silvergate.

Silvergate will continue to invest in new product development, a priority for future growth, as we work to enhance both the value of the SEN and its unique competitive advantage, which will further strengthen its network effect.

With that, I would now like to turn the call over to Tony for a more detailed review of our financial results.

Antonio Martino, Chief Financial Officer

Thank you, Alan.

As was already covered by Alan, Slide 4 provides the key trends around the expansion of our digital currency platform, as consistently strong customer growth continues to strengthen our network effect, resulting in significant increases in both SEN-related transfers and fee income from digital currency customers.

Turning to Slide 5, in the fourth quarter, deposits decreased $33.4 million, or 1.8%, to $1.8 million as compared to the third quarter of 2019. At December 31, 2019, 74% of our total deposits were non-interest-bearing, totaling $1.3 billion. The December 31, 2019 deposit balance includes $325 million at face value of callable brokered certificates of deposit used for hedging. These CDs were initially issued between March and July 2019 and were used to purchase $350 million in fixed rate commercial mortgage-backed securities, along with $400 million in notional amount of interest rate floors as part of a hedging strategy to mitigate the impact from a decrease in interest rates.

The callable brokered CDs had an all-in cost of 2.77% as at September 30, 2019. Entering the fourth quarter, the Company called $237.5 million of these CDs and reissued new callable brokered CDs at lower rates. The Company incurred a $1.6 million premium expense during the fourth quarter to call and replace these CDs in order to realize the benefit of lower rates, as the all-in cost of the $325 million in callable brokered CDs was 2.29% at December 31, 2019.

Our weighted average cost of deposits for the quarter was 84 basis points with a total of 78 basis points related to the callable brokered CDs. Out of the total 78 basis points, 35 basis points is related to the $1.6 million premium expense for calling the CDs, with the remaining 43 basis points resulting from the underlying all-in cost of carrying the CDs throughout the quarter. This compares to a weighted cost of deposits of 50 basis points in the third quarter of 2019 and 28 basis points in the second quarter of 2019, of which 44 basis points and 22 basis points, respectively, were related to the interest and premium expense related to the callable brokered CDs.

The prior-year weighted average cost of deposits of eight basis points in the fourth quarter of 2018 reflects the fact that we did not have any callable brokered CDs at that time.

Turning to Slide 6, our net interest margin was 2.97% for the fourth quarter compared to 3.39% in the third quarter and 3.59% for the fourth quarter of 2018. The fourth quarter decrease was driven in part by the impact of the brokered CDs as reflected in our cost of deposits. In addition, you can see how the yields on loans, securities, and cash were impacted by the reduction in rates in the third and fourth quarters of 2019.

Now on to noninterest income on Slide 7; noninterest income for the fourth quarter of 2019 was $3.1 million, an increase of $500,000 compared to $2.6 million in the third quarter of 2019 and a $1.1 million increase compared to $2 million in the fourth quarter of 2018. Noninterest income for the full year was $15.8 million compared to $7.6 million in 2018. The full-year increase was primarily due to the 102% increase in fee income from our digital currency customers and a $5.5 million gain on the sale of our San Marcos branch that closed in the first quarter of 2019.

Turning to Slide 8, noninterest expense for the fourth quarter of 2019 was $13.7 million, which compares to $12.6 million in the third quarter of 2019 and $14 million in the fourth quarter of 2018. The linked quarter increase of $1 million was primary due to increases in salaries and employee benefits, professional services, and other general and administrative fees largely related to our organic growth and the expansion of our operational infrastructure.

Onto Slide 9, total loans at December 31, 2019 were $1.04 billion, a 3.7% increase compared to the link quarter, and a 10.3% increase compared to year-end 2018, driven by an increase in our mortgage warehouse division during the year.

The capital ratios on Slide 10 represents the ratios at our subsidiary, Silvergate Bank. At December 31, 2019, each of the Bank’s capital ratios exceeded the well-capitalized levels established by Federal banking regulations. Our total risk-based capital ratio at 25.24% reflects the fact that a large proportion of our deposits are held in cash and high-grade securities.

Thank you again for your time today. We look forward to updating everyone on our first quarter results in April.

With that, I’d like to ask the Operator to open up the lines for any questions. Operator?

Operator

Thank you. We will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you’d like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for your questions.

Our first question comes from the line of Michael Perito with KBW. Please proceed with your question.

Michael Perito, Keefe, Bruyette & Woods, Inc.

Hey, guys. Good morning.

Alan J. Lane, Chief Executive Officer and Director

Good morning, Mike.

Michael Perito, Keefe, Bruyette & Woods, Inc.

I have a few questions. I wanted to start, Alan, on SEN Leverage. I think it seems like an interesting product, but obviously when thinking about the underwriting and using what seems to be a volatile underlying asset as collateral—I was curious if you could maybe expand a little bit on how you plan to kind of price this product, and also what the underlying kind of process is and what makes you comfortable that the risk-adjusted returns will be attractive longer term.

Alan J. Lane, Chief Executive Officer

Sure, Mike. This is Alan. On SEN Leverage, I’ll start out and then I’ll hand it over to Ben to provide a little additional color.

The way we’re approaching the underwriting for the pilot is we are first working with what I would consider our strongest customers from a financial strength perspective, looking to make sure that they have the ability to service the debt regardless of what happens to the Bitcoin collateral. Having said that, we believe that the Bitcoin collateral provides a very unique and potentially, as you said, an opportunity for a very strong risk-adjusted return because of the fact that Bitcoin is a liquid market that trades 24 hours a day, 7 days a week. Given the way we intend to underwrite the credit in terms of the type of margin requirement that we would require, the collateral coverage if you will, for the product, we certainly believe that we will have an opportunity should the underlying collateral experience volatility that would require a borrower to cover a collateral shortfall, if you will, either by selling the collateral or by adding additional U.S. dollars, paying down the loan or adding additional dollars on the platform.

The fact that the Silvergate Exchange Network operates 24/7/365, we believe that we are probably one of the only banks in the world that can offer this type of functionality with the ability for our customers to be monitoring their collateral position and to be able to cover collateral shortfalls or pay down the line 24 hours a day, 7 days a week.

Ben, would you like to add anything to that?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. I think it’s important to note that this product is targeted towards the highly sophisticated institutional investors that we have as clients. We have close to 500 clients in that category. As Alan mentioned earlier, these are folks that are used to trading in the equities and commodities markets, so they’re very highly sophisticated, and that’s really the target group for this.

Then, also, as Alan mentioned, it is a pilot. We will walk into this and we’ll demonstrate the success in the concept before we expand it.

Alan J. Lane, Chief Executive Officer

Then, Mike, one other point that you had asked a question on the type of yield that we might be able to get on this—and, again, this is a pilot and working with very strong borrowers, so the way we’ve thought about this initially is this would likely be a high single-digit type of cost to the borrower and there will be many factors that will go into that, just like any other loan that we price, given the strength of the borrower, the level of collateral coverage, etc. We intend to, as Ben mentioned, start slowly, work through all of the different features during the pilot here over the next 90 to 180 days, and we’ll see how it works and we’ll be reporting back to you on a quarterly basis.

Michael Perito, Keefe, Bruyette & Woods, Inc.

Great. Thank you guys. That was helpful and I appreciate it. I had a couple of just outlook-related questions that I also wanted to hit quickly. Just, one, Alan, I think, in terms of the deposit growth in 2019 there were, I think, a couple of elevated balances that might have normalized and that might’ve impacted the ability to show kind of growth in the back half of the year. But, I was curious if you had any updated thoughts on deposit growth on a net basis for 2020 that you were willing to share today.

Alan J. Lane, Chief Executive Officer

Sure. Again, I’ll start and then I might ask Tony to weigh in here a little bit as well, as we look at the different deposit categories. One of the things, as I think everyone on the call is aware, is the Bitcoin market itself is fairly volatile and, therefore, the deposit levels that we enjoy at different times can also experience some volatility. Having said that, we enjoy a fairly stable deposit base because of the fact that our customers, in order to participate in the SEN, they have to have deposits on the platform in order to be able to transfer money amongst themselves across our platform 24 hours a day, 7 days a week. We are focused on the things that we can control, which is adding new customers and encouraging adoption on the SEN, and driving the number of transactions across the SEN, and the deposit balances, we believe, will somewhat take care of themselves over time.

Tony, I don’t know if you want to comment at all on the different categories of deposits.

Antonio Martino, Chief Financial Officer

Sure. Mike, it’s Tony here. Just to give you a little bit more color on the breakdown, as Alan discussed, we continue to focus on building the customer distribution of that deposit base. Every quarter we are adding customers; more customers means less concentration among the deposits, and so that’s a key element. As we move forward, we strategically want to focus on generating more fee income opportunities and become less reliant on necessarily just deposit funding.

Just to give you a little bit of color or breakdown on the deposit makeup and a little bit of insight on NIM for the quarter, as we reported, we reported a NIM of 2.97%. Part of that, as you know, part of our deposit makeup includes this $325 million of callable brokered CDs, which obviously were used for hedging and are not part of the Fintech business, but we took advantage of the decrease in rates; we called a subset of them. We took a $1.6 million premium expense. That equated to a 30 basis point impact on NIM. You can normalize for that and you can see, as we’re moving to the first quarter we may make adjustments in the non-Fintech area just to make sure we continue to lower our funding costs. But, strategically, our approach to the broader business doesn’t change. We’re going to continue to add customers; continue to distribute that deposit base. As we pointed out, the digital currency deposits are at no cost.

Michael Perito, Keefe, Bruyette & Woods, Inc.

Appreciate that. Then that kind of leads into my last question, just to stick with you, Tony, for a second. I mean, if all else equal, if we have no more action from the Fed, I mean, does the margin stabilize in that 3.30% range, plus or minus, for most of 2020? Are there any other major significant implications that we should be thinking about that could impact that figure as move forward?

Antonio Martino, Chief Financial Officer

No. You’re exactly spot on, Mike. Given no further moves in rates, that’s really expected then to normalize.

Michael Perito, Keefe, Bruyette & Woods, Inc.

That’ll happen as soon as the first quarter, just to clarify?

Antonio Martino, Chief Financial Officer

Yes. The entry point right now, that’s where I see the NIM.

Michael Perito, Keefe, Bruyette & Woods, Inc.

Okay. Great, guys. Appreciate you taking my questions. Thank you.

Alan J. Lane, Chief Executive Officer and Director

Yes. Thanks, Mike.

Antonio Martino, Chief Financial Officer

Thanks.

Operator

Thank you. Our next question comes from the line of Eugene Koysman with Barclays. Please proceed with your question.

Eugene Koysman, Barclays

Good morning. Thanks for taking my question.

Alan J. Lane, Chief Executive Officer

Good morning, Eugene.

Eugene Koysman, Barclays

Thanks. I wanted to follow up on the deposit discussion. It looked like both the exchange and investor count for the digital-related deposits were up, but the actual deposits were down. How should we think about your ability to drive deposit growth from new client relationships going forward? Is it fair to assume that the more your clients use SEN, the fewer deposits they need to keep with Silvergate because of the increased efficiency that Alan referenced earlier?

Alan J. Lane, Chief Executive Officer

Sure, Eugene. This is Alan again. I’ll start off. You’re absolutely right; when we look at the different categories, as we reported in the press release, while the number of exchange customers and the number of institutional investors went up, the deposit levels at that point at the period end were down a bit. Candidly, they were down a bit across the quarter in the institutional investor category primarily.

What that relates to is, as the price of Bitcoin is falling and there’s not a lot of volatility in the daily movement that would drive potential investor interest in trading on a daily basis, they will potentially look for yields and other ways to earn yields on their funds. As you are aware, we do not pay interest on these deposits, and so we have in fact experienced some outflows during periods of time when the opportunity to make outsize returns on trading the assets are—you know, have declined a little bit.

Again, that’s why we focus on just continuing to add customers, knowing that when the market comes back and they want to trade the assets, their best way to do that is by putting deposits at Silvergate so that they can access the different exchanges 24 hours a day, 7 days a week.

To your point, our focus is on adding customers which will then, in turn, over time, drive deposits. Ben, did you want to add to that?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. If you look at the average daily price of Bitcoin in Q3 versus the average daily price of Bitcoin in Q4, in Q4 it was down about 23%; obviously, our deposits weren’t down that significantly. It’s really, as Alan mentioned, a combination of looking at a number of factors: the number of customers that we have on the platform, what’s happening to the underlying price of the asset, as well as the utilization of the SEN. What we’re really optimistic about is the fact that we had more SEN transfers in the fourth quarter than we’ve ever had before at 14,400 at a time that the price was moving down.

When you really kind of peel back the onion and you look at the institutional investor category, it’s really more than the SEN transfers making them more efficient; it’s really that they just need less cash on deposit in order to execute the same trading strategies. As the price increases, they have more need to have more capital in order to execute the same trading strategies. It’s a little bit—while we’d love to see the deposit growth, I think we understand the drivers of that and we are very pleased with the growth of the utilization of the SEN. As Alan mentioned, as the asset class as a whole grows, we expect us to see the growth in deposits as well.

Eugene Koysman, Barclays

That’s fair. Help me understand if it’s at all possible to try and isolate impact from the Bitcoin volatility and the Bitcoin price on the deposit levels that we saw in the last two quarters, the drop off in deposits, and also the impact of this increased efficiency; so those two factors, if we can say that, let’s say, X percent of deposit drop is because of one or the other?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. I’ll start. I think one of the challenging things in trying to do the correlation the way that you’re looking at it, Eugene, is that there has been other new news out there. Other banks have mentioned their intention to come into the space and are offering customers some yield. So, there’s another element to it. It’s a question that we got when we were on the road show: what happens as people come in and start paying yield. That has actually been going on for an 18-month period, so it’s not a new condition, but it’s another variable that makes it very difficult to do the type of correlation that you were suggesting.

Alan J. Lane, Chief Executive Officer

The other thing—this is Alan, Eugene—the other thing is the asset class and the platform both are still in their nascent stages, if you will. As long as we’re continuing to add customers and connect folks on the SEN, and then oftentimes there’s a little bit of a lag between when we get the account open versus when they fund the account and then when they connect to the SEN and start trading. So, over time, we believe we will be able to build stronger correlations, but at this point it’s really difficult.

Eugene Koysman, Barclays

Got it. Thank you. The last question is can you give us any specifics on your efforts to date to monetize SEN through fee income and FX and SEN usage fees? Also, on your SEN Leverage pilot, how much demand do you anticipate for this product longer term?

Alan J. Lane, Chief Executive Officer

Sure. This is Alan again. I’ll start. On the fee income side, so breaking it down, FX—we’ll start there—expanding our FX platform is a fairly new initiative for us over the last year or so, and the activity or the opportunity in FX to a certain extent will follow the trading volume, and so we will likely see a little bit of volatility in the underlying FX fee income. Having said that, as we continue to expand our capabilities there, we believe that that will continue to grow up and to the right.

As far as other types of fees, the transactional fees, there, again, the number of transactions and our ability to monetize those transactions have a little bit of volatility, but we do believe that all categories will continue to grow up and to the right.

But, I want to say that the growth will not be linear. It’s a new industry, it’s a new space. We are offering a very unique service that clearly is well received by the market, and you can see that through the customer adoption and the adoption of the SEN. But it is going to play out over quarters.

As far as SEN Leverage, did you want to comment on SEN Leverage, Ben?

Ben Reynolds, Executive Vice President and Director of Corporate Development

Yes. I mean, so if you take a step back and you say how do we maximize shareholder value as it relates to the SEN, right; that’s our objective: maximizing shareholder value and maximizing the value of the SEN to our customers, over the longer-term, as Alan mentioned. You then say, okay, well, how do you do that exactly? You take a product like SEN Leverage, and one of the strengths of SEN Leverage is really on the customer acquisition or on the business development side.

If you think about it, we have this captive group of customers and exchanges that make up the two sides of our network, and we can go out to these existing customers and say, hey, would you like to have a more capital efficient balance sheet, and because most of these folks are institutional investors, of course, the answer is yes. Some of the ways that we monetize that is by being able to grow our Loan portfolio and generate those, what we believe are very attractive risk-adjusted returns, with the existing customers that we have with the existing sales folks that we have. That’s one example of what we believe the SEN to be, which is ultimately a very scalable platform, as we offer additional services to those customers, and we’re continuing work in the R&D space, if you will, around digital asset services and, really, our product pipeline, as we explained, through the road show process.

I would say that’s kind of how we think about it much more longer term than in terms of how can we maximize what we charge these customers this quarter.

Eugene Koysman, Barclays

Thank you. That makes a lot of sense. Really appreciate it.

Operator

Thank you. There are no further questions at this time. I’d like to turn the call back over to Mr. Alan Lane for any closing remarks.

Alan J. Lane, Chief Executive Officer

All right. Thank you very much, Operator, and thank you Mike and Eugene for your questions and for everybody else’s’ participation.

Just in closing, to piggyback on what Ben was just saying, our entire focus here is on adding value to our customers which we think will in turn then continue to drive value for shareholders.

This concludes our fourth quarter and full-year results call, and we believe that our results demonstrate the success that we have achieved growing our global payments network. The SEN has experienced both substantial customer growth and customer adoption, which we believe bodes well for fee income growth as we look to 2020. As Ben was just alluding to, we see multiple opportunities to expand our product offerings for our digital currency customers utilizing the SEN and we’re super excited with our recent launch of SEN Leverage.

Thank you very much for your participation and we look forward to speaking to you all very soon.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation and have a nice day.